Exhibit 10.55

Director Compensation Summary

Each non-employee director of our General Partner is reimbursed for any travel, lodging and other out-of-pocket expenses related to meeting attendance or otherwise related to service on the board (including, without limitation, reimbursement for continuing education expenses). Each non-employee director who is not the chairman of a committee receives an annual retainer of $50,000. The chairman of the Audit and Conflicts Committee receives an annual retainer of $60,000, and the chairman of the Board receives an annual retainer of $300,000. One twelfth of each of these annual retainers is paid on a monthly basis to the appropriate board member. Directors who are either officers or full-time employees of DFI, EPCO, or the General Partner or any of their affiliates are not compensated for their services as directors.